Exhibit 99.1

EQT ANNOUNCES PRICING OF SENIOR NOTES

PITTSBURGH, May 10, 2021 -- EQT Corporation (nyse: eqt) (the “Company” or “EQT”) today announced that it has priced a private offering to eligible purchasers under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), of $500 million in aggregate principal amount of its 3.125% senior notes due 2026 and $500 million in aggregate principal amount of its 3.625% senior notes due 2031 (together, the “Notes” and such offering, the “Offering”). The Notes will be issued at par. EQT expects the Offering to close on May 17, 2021, subject to the satisfaction of customary closing conditions.

EQT intends to use the net proceeds from the Offering, together with cash on hand and/or borrowings under its revolving credit facility, to fund the cash consideration relating to its previously announced acquisition of Alta Resources Development, LLC’s (“Alta’s”) upstream and midstream subsidiaries.

The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. The Notes are being offered and sold only to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act and to certain non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act. This news release is for informational purposes only and does not constitute an offer to sell, or a solicitation of an offer to buy, the Notes, nor shall there be any sale of the Notes in any state or jurisdiction in which such offer, solicitation or sale is unlawful. No assurance can be made that the Offering will be consummated on its proposed terms or at all.

Investor Contact:

Andrew Breese

Director, Investor Relations

412.395.2555

ABreese@eqt.com

About EQT Corporation

EQT Corporation is a leading independent natural gas production company with operations focused in the cores of the Marcellus and Utica Shales in the Appalachian Basin. We are dedicated to responsibly developing our world-class asset base and being the operator of choice for our stakeholders. By leveraging a culture that prioritizes operational efficiency, technology and sustainability, we seek to continuously improve the way we produce environmentally responsible, reliable and low-cost energy. We have a longstanding commitment to the safety of our employees, contractors, and communities, and to the reduction of our overall environmental footprint. Our values are evident in the way we operate and in how we interact each day – trust, teamwork, heart, and evolution are at the center of all we do.

Cautionary Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that do not relate strictly to historical or current facts are forward-looking. Statements regarding the Offering, including the expected closing and the expected use of proceeds therefrom, are forward-looking statements and are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to, the ability to complete the Offering, general market conditions which might affect the Offering and the consummation of the acquisition of Alta’s upstream and midstream subsidiaries. Other risks relating to the Company are described under Item 1A, “Risk Factors,” and elsewhere in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 and other documents the Company files from time to time with the Securities and Exchange Commission (the “SEC”). In addition, the Company may be subject to currently unforeseen risks that may have a materially adverse impact on it. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Important Additional Information will be Filed with the SEC

This news release refers to the proposed transaction involving EQT and Alta and one or more of their subsidiaries (the “proposed transaction”). The issuance of the stock consideration for the proposed transaction will be submitted to the shareholders of EQT for their consideration. In connection with the proposed transaction, EQT will file with the SEC a proxy statement (the “proxy statement”). INVESTORS AND SHAREHOLDERS OF EQT ARE URGED TO CAREFULLY READ THE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC BY EQT, IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EQT, ALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and shareholders will be able to obtain a free copy of the proxy statement and other documents filed with the SEC by EQT through the website maintained by the SEC at www.sec.gov or through EQT’s website at www.eqt.com.

Participants in the Solicitation

EQT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from EQT’s shareholders in respect of the proposed transaction contemplated by the proxy statement. Information regarding the persons who are, under the rules of the SEC, participants in the solicitation of the shareholders of EQT in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement when it is filed with the SEC. Information regarding EQT’s directors and executive officers is contained in its Annual Report on Form 10-K for the year ended December 31, 2020 and its Proxy Statement on Schedule 14A, dated April 20, 2021, which are filed with the SEC.